CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-256118) of Go Go Buyers, Inc. of our review report, dated September 19, 2022, on our review of the financial statements of Go Go Buyers, Inc. as of March 31, 2022 and June 30, 2022 for the quarters then ended, included in this Report on Form S-1/A of Go Go Buyes, Inc.

/s/ Bolko & Company
Boca Raton, Florida
September 20, 2022